EXHIBIT 99.2

TPT Global Tech Receives $38 Million Qualification by SEC

SAN DIEGO, CA / ACCESSWIRE / March 21, 2022 / The United States Securities and Exchange Commission has qualified the Reg. A+ - Tier 2 offering of TPT Global Tech, Inc. ("TPTW" or the "Company") (OTCQB:TPTW) on March 16, 2022, at 10 a.m.

TPT Global Tech, Inc. is a company reporting to the Securities and Exchange Commission under Section 15(d) of the Securities Exchange Act (File No. 333-222094). The full EDGAR site may be viewed by clicking here.

The project website is www.tptglobaltech.com. The notice of qualification and the corresponding offering circular may be viewed at the https://tptglobaltech.com/sec-filings/ tab on the project website. The documents may be downloaded at no charge.

About TPT Global Tech

TPT Global Tech, Inc. based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT MedTech offers its QuikPASS and QuikLAB testing, check and verification systems for Covid-19 and other infectious diseases and is operating domestically and internationally. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

For more information about how TPT Global Tech's technologies and to schedule a call with CEO Stephen Thomas, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

Shep Doniger

561-637-5750|

sdoniger@bdcginc.com

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.